EXHIBIT 10.1

Centri

Business Consulting. LLC

CONSULTING AGREEMENT

This Agreement is entered into as of the 21st of April 2023, between Unico American Corporation ("the Company") and Centri Business Consulting, LLC ("the Consultant").

1.

Independent Contractor. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an independent contractor to perform the services set forth herein, and the Consultant hereby accepts such engagement.

2.

Duties, Term, and Compensation. The Consultant's duties, term of engagement and compensation are set forth in the Scope of Services attached as Schedule A, which may be amended in writing from time to time by the Consultant and the Company.

3.

Expenses. During the term of this Agreement, the Consultant shall regularly invoice and the Company shall reimburse the Consultant for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the Consultant's duties hereunder. All invoices for expenses shall be paid in full upon receipt.

4.

Delay in Payments. In the event of the failure of the Company to pay any amount due pursuant to Sections 2 or 3 above, the Consultant may suspend doing any further work hereunder until such payments are made. In addition, the Consultant may charge the Company a late fee of 1-1/2% per month for any delayed payment. In addition, with respect to any such late payments, the Consultant shall have all rights available to the Consultant under law to collect, in full, any such payments plus all attorneys' fees and costs incurred by the Consultant in such collection efforts.

5.

Written Reports. The Company may request that project plans, progress reports and a final results report be provided by the Consultant on a monthly basis. A final results report shall be due at the conclusion of the project and shall be submitted to the Company in a confidential written report at such time. The results report shall be in such form and setting forth such information and data as is reasonably requested by the Company.

1

6.

Confidentiality. The Consultant acknowledges that during the engagement the Consultant will have access to and become acquainted with various non-public trade secrets, inventions, innovations, processes, information, files, documents, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company's business and product processes, customer lists, accounts and procedures ("Confidential Information"). The Consultant agrees that the Consultant will not disclose any Confidential Information, directly or indirectly, or use any of this information in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this or any other engagement with the Company. All Confidential Information shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the Confidential Information without the Company's prior written permission except as may be necessary for compliance purposes. Upon written request by the Company, the Consultant shall immediately deliver to the Company in the Confidential Information in the Consultant's possession or under the Consultant's control. Notwithstanding anything herein to the contrary, Confidential Information shall not include any information which (i) was in possession of the Consultant prior to the time of disclosure to the Consultant by the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by the Consultant in breach of this Agreement, (iii) is or becomes available to the Consultant from a third party which is not, to the Consultant's knowledge, bound by a nondisclosure agreement in favor of the Company, (iv) is developed by the Consultant without reference to the Confidential Information, or (v) which the Consultant is obligated or compelled to disclose by any subpoena or order from any governmental authority. Notwithstanding any of the foregoing, the Consultant has the right to reference Company as a customer in its standard marketing materials provided that Company may revoke this consent upon written notice to the Consultant in which case the Consultant shall use commercially reasonable efforts to update its materials to comply with this request on a reasonable timeline. Either party shall be entitled to seek injunctive or equitable relief in the event of any breach or threatened breach of this section, in addition to any other rights or remedies that the non-breaching party may have for damages or otherwise.

7.

Conflicts of Interest; Non-hire Provision. During the term of this agreement, the Consultant shall devote as much of the Consultant's productive time, energy and abilities to the performance of the Consultant's duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Consultant is expressly free to perform services for other parties while performing services for the Company. The Company further agrees that it will not hire the Consultant's employees to work for the Company. If the Company does hire an employee of the Consultant, it will pay the Consultant 30% of such employee's total annual compensation with the Company within 30 days of such employee's starting date with the Company. In addition, the Company will provide supporting documentation to the Consultant of such total annual compensation and start date. For a period of one year following any termination of this Agreement, the Consultant (or Company) shall not, directly or indirectly hire, solicit, or encourage leaving the Company's (or Consultant's) employment, any employee or hiring any such employee who has left employment within one year of such employment.

8.

Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Consultant under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Consultant of any of the provisions of Sections 6 and 7 of this Agreement will cause the Company irreparable injury and damage. The Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of a breach of Sections 6 and 7 of this Agreement by the Consultant. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company might have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

2

9.

Termination. The Consultant may terminate this Agreement in the event the Company fails to pay, as and when due, any amounts due under Sections 2 or 3 above. The Company may terminate this Agreement upon a material breach hereof by the Consultant, but only after the Company shall have given a notice of default to the Consultant specifying the alleged breach and affording the Consultant 20 working days to rectify or cure such alleged breach. In addition to the foregoing provision regarding termination, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party.

10.

Independent Contractor. This Agreement shall not render the Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent contractor in the Consultant's relationship to the Company.

11.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.

Choice of Law. The laws of the Commonwealth of Pennsylvania shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

13.

Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of a subsequent breach of such provision or a waiver of any other provision hereof

14.

Assignment. The Consultant shall not assign any of the Consultant's rights under this Agreement, or delegate the performance of any of the Consultant's duties hereunder, without the prior written consent of the Company.

15.

Notices. Notices, demands or other communications hereunder shall have been deemed to have been duly given upon receipt when made in writing and (a) delivered in person, (b) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (c) sent by a facsimile or e-mail with receipt confirmed, or (d) sent by reputable overnight courier to the following addresses or to such other addresses as the parties may provide to each other in writing from time to time:

If to the Consultant:	Mr. Christian DeChurch Centri Business Consulting, LLC 1628 John F. Kennedy Blvd, Suite 500 Philadelphia, PA 19103

If to the Company:	Mr. Steven L Shea Unico American Corporation 5230 Las Virgenes Road, #100 Calabasas, CA 91302

16.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

17.

Entire Understanding. This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to such subject matter.

3

18.

Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

19.

LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF AN INTENTIONAL MISCONDUCT BY THE CONSULTANT, THE ENTIRE LIABILITY OF THE CONSULTANT (A) FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO SERVICES RENDERED BY THE CONSULTANT HEREUNDER REGARDLESS OF THE FORM OF ACTION (WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE OR BY STATUTE) AND (B) FOR ANY AND ALL DAMAGES, WHETHER DIRECT OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE, INCLUDING LOST PROFITS OR SAVINGS, EVEN IF ADVISED AS TO THEIR POSSIBILITY, WILL IN NO EVENT EXCEED $5,000 OR THE FEES PAID BY THE COMPANY, WHICHEVER IS HIGHER.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Centri Business Consulting, LLC	Unico American Corporation
/s/Christian De Church	/s/Steven L. Shea
Its: Christian De Church	Its: Steven L Shea
Chief Financial Officer	Chief Executive Officer

4

SCHEDULE A

SCOPE OF SERVICES

The Scope of Services includes providing consulting services to the Company in the following areas:

Service Level Description	Estimated Fee Range

Annual Financial Statement Preparation — YE 2022 Form 10K:

Assist with the preparation of review of financial statements for the year ended December 31, 2022. Ensure that they comply with GAAP and U.S. Securities and Exchange Commission ("SEC") requirements. Prepare and review supporting files that include support for pertinent financial data included within the consolidated financial statements. Also, prepare the necessary disclosure checklists to ensure completeness of appropriate disclosures, as required by GAAP and relevant SEC guidance.

$20,500— $30,500

Audit Readiness — YE 2022:

Assist with the preparation/ review of year end audit workpapers as well as coordination with management, third party groups and auditors to ensure auditor comments and requests are addressed.

$22,500 - $25,500

Interim Financial Statement Preparation — 3/31/2023 Form 10Q:

Assist with the preparation of financial statements for interim periods and ensure that they comply with GAAP and SEC requirements. Prepare supporting files that include support for pertinent financial data included within the consolidated financial statements. Also, prepare the necessary disclosure checklists to ensure completeness of appropriate disclosures, as required by GAAP and relevant SEC guidance.

$15,000 - $22,500

Audit Readiness — 3/31/2023:

Assist with the preparation/ review of interim audit workpapers as well as coordination with management, third party groups and auditors to ensure auditor comments and requests are addressed.

$20,500 - $23,500

PROFESSIONAL FEES

In the event that unforeseen difficulties are encountered in completing our services we will inform the Company immediately and develop a mutually agreed upon remedy.

In addition, we will also bill the Company for reasonable out-of-pocket expenses which shall include a technology fee equal to 4% of professional fees billed. Out-of-pocket expenses such as any travel, lodging, and business meals will be invoiced as a separate line item from our professional fees. Invoices rendered are due and payable upon receipt unless otherwise stated. Centri reserves the right to increase its hourly rates or technology fee and will endeavor to provide reasonable written notice to the Company of such rate increases.

5

Should there be any services provided outside of the scope included in this Agreement, the Consultant will obtain approval from Management and the Company will be charged at the hourly rates listed below:

Support Level	Hourly Rate
Partrer Level Support	$450.00
Managing Director Level Support	$375.00
Director Level Support	$315.00
Senior Manager Level Support	$250.00
Manager Level Support	$200.00
Senior Associate Level Support	$175.00
Expe-ienced Associate Level Support	$165.00
Associate Level Support	$150.00

TERM

This engagement shall commence upon execution of this Agreement and shall continue in full force and effect through March 31', 2024. The Agreement may be extended thereafter only by mutual agreement, unless terminated earlier in accordance with Section 9 of this Agreement.

RETAINER

Based on the above scope of services and our discussions with Management, it has been determined that we shall require a minimum retainer in the amount of $50,000. The retainer will be applied to time incurred and invoices issued and you agree to replenish the retainer as requested. At the completion of our services, any remaining amounts, after payment of all fees and expenses, will be promptly refunded to you.

See our banking information as follows:

Account name: Centri Business Consulting LLC Operating

Bank Name: Fulton Bank

Bank Address: 379 N. Main Street, Doylestown, PA 18901

Acct#: 0007212085

Routing#: 031301422

Address: 651 Township Line Rd, #1663, Blue Bell, PA 19422-5076

6